Vic Devlaeminck
ATTORNEY - CPA

Licensed in
Oregon & Washington

10013 N.E. Hazel Dell Avenue
Suite 317
Vancouver, WA 98685

Telephone:(503) 806-3533

Email: vic@vicdevlaeminck.com

January 14, 2023

Emo Capital Corp
124 East 40th Street
New York, NY 10016

RE: Emo Capital Corp
Offering Statement on Form 1-A

Ladies and Gentlemen:

At your request, I have examined the offering Statement on Form 1-A (the "Offering Statement") of Emo Capital Corp., a Nevada corporation (the "Company") to be filed with the Securities and Exchange Commission (the "Commission") in connection with the qualification and offering of up to $1,500,000 common/voting/diluted shares of corporation stock. Said stock to be offered and distributed by the Company pursuant to an Offering Statement to be filed under Regulation A of the Securities and Exchange Act of 1933, as amended, by Emo Capital Corp., with the Commission for the purpose of registering the offer and sale of the shares. The Securities will be purchased and sold pursuant to a form of investor agreement to be entered into between the Company and each purchaser of the Securities.

In rendering this opinion, I have examined such records and documents as I have deemed necessary in order to render the opinion set forth herein, including the following:

1) Articles of Incorporation and Certificate of Incorporation filed with the State of Nevada, Office of the Secretary of State on September 5, 2007, including a Certificate of Amendment to the Articles filed with the State of Nevada, Office of the Secretary of State on February 23, 2010; a Certificate of Amendment to the Articles filed with the State of Nevada, Office of the Secretary of State on March 3, 2010; and a Certificate of Amendment to the Articles filed by Custodian with the State of Nevada, Office of the Secretary of State on March 19, 2019.

2) Bylaws filed with the State of Nevada, Office of the Secretary of State on September 5, 2007 and Amended and Restated Bylaws of the Company executed on February 23, 2021.

3) The Amended Offering Statement and Offering Circular included as part of the Offering Statement.

4) The unaudited financial statements.

In addition, I have reviewed the statutes of the State of Nevada, to the extent I deemed relevant to the matter opined upon herein, as well as other relevant documents pertaining to authorization of shares I have deemed necessary and relevant to the matter opined upon herein.

In reviewing documents for this opinion, I have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to me, including the conformity of all copies to the originals, and the legal capacity of all persons or entities executing the documents. I have further assumed that any and all representations of the Company are correct as to questions of fact.

This opinion is qualified by, and is subject to, and I render no opinion with respect to, the following limitations and exceptions to the enforceability of the Securities:

a) the effect of the laws of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, and other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors;

b) the effect of general principles of equity and similar principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, public policy and unconscionability, and the possible unavailability of specific performance, injunctive relief, or other equitable remedies, regardless of whether in a proceeding in equity or at law;

c) the effect of laws relating to banking, usury or permissible rates of interest for loans, forbearances or the use of money;

d) the effect of provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to federal or state securities laws; and

e) the financial condition of the Company.

I render this opinion only with respect to, and express no opinion herein concerning, the application or effect of the laws of any jurisdiction other than the existing laws of the United States of America and of the State of Nevada, and, solely with respect to whether the Securities are valid and binding obligations of the Company and the existing laws of the State of Nevada without regard to principles of laws regarding choice of law or conflict of laws.

This opinion is limited to laws, including rules and regulations, in effect on the date of effectiveness of the Offering Statement. I am basing this opinion on my

January 14, 2023

understanding that, prior to issuing any Securities, the Company will advise me in writing of the terms thereof and other information material thereto and will file such supplement or amendment to this opinion as I may reasonably consider necessary or appropriate with respect to such Securities. I also assume the Company will timely file any and all supplements or amendments to the offering Statement and Offering Circular as are necessary to comply with applicable laws in effect from time to time; however, I undertake no responsibility to monitor the Company's future compliance with applicable laws, rules or regulations of the Commission or other governmental body.

Based upon the foregoing, it is my opinion that:

(1) The Company is a corporation validly existing and in good standing under the laws of the State of Nevada;

(2) The shares are duly authorized and when, as and if issued and delivered by Emo Capital Corp., against payment therefore, as described in the offering statement, will be validly issued, fully paid and non-assessable.

This opinion is intended solely for use in connection with the issuance and sale of the Securities subject to the Offering Statement and is not to be relied upon for any other purpose. This opinion is based on facts and laws existing as of the date noted above and rendered as of that date. Specifically, and without limitation, I assume no obligation to advise the Company of any fact, circumstance, event or change in the law subsequent to the date of effectiveness of the Offering Statement, compliance with any continuing disclosure requirements that may be applicable, or of any facts that may thereafter be brought to my attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

I consent to the use of this opinion as an exhibit to the Offering Statement and to all references to me, if any, in the Offering Statement, the Offering Circular constituting a part thereof and any amendments thereto.

Sincerely,

Vic Devlaeminck

Vic Devlaeminck
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